[LETTERHEAD OF HUSCH BLACKWELL LLP]

Exhibit 5.10

May 6, 2015

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special Missouri counsel to the entities listed on Schedule I (collectively, the “Missouri Subsidiary Guarantors”), in connection with the Missouri Subsidiary Guarantors’ proposed guarantees (collectively, the “Debt Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about May 6, 2015.

In rendering our opinions herein, we have, with your approval, relied with respect to factual matters, upon and assumed the accuracy of, the Officers’ Certificate (defined below), and certificates of public officials referred to below (the “Public Documents”). In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of formation and limited liability company agreement for each Missouri Subsidiary Guarantor;

(ii) the certificate with respect to various factual matters signed by an officer of each of the Missouri Subsidiary Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(iii) Certificate of Good Standing for each Missouri Subsidiary Guarantor dated May 1, 2015 (collectively, the “Certificates of Good Standing”);

(iv) the Registration Statement;

(v) the Debt Securities;

(vi) the Debt Guarantees; and

May 6, 2015 Page 2

(vii) the Indentures.

Further, our opinions are based on the assumptions (upon which we have relied with your consent) and subject to the qualifications and limitations, set forth in this letter, including the following:

(a) We express no opinion as to any laws other than the laws of the state of Missouri. We express no opinion as to the effect on the issuance of the Debt Securities, the Debt Guarantees, and the execution and delivery of the Indentures (collectively, the “Transactions”) of local law which shall include charters, ordinances, administrative opinions and rules and regulations of cities, counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level).

(b) We have assumed for purposes of this opinion that: (1) each natural person executing any of the Indentures is legally competent; (2) all signatures on the Indentures are genuine, the Indentures submitted to us as copies conform to the originals; (3) all Indentures, all Debt Securities, and all Debt Guarantees are complete or will be correctly and appropriately completed (including, without limitation, all blanks and exhibits thereto); (4) any certifications dated prior to the date hereof remain true as of the date hereof; (5) each Public Document is accurate, complete and authentic and all official public records are accurate and complete; and (6) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indentures, the Debt Securities, or the Debt Guarantees.

(c) The opinions in this letter do not include any opinions as to enforceability of the Debt Securities, the Debt Guarantees, or the Indentures against the Missouri Subsidiary Guarantors or any other party.

(d) As to matters of fact, we have assumed all representations of the Issuers, the Missouri Subsidiary Guarantors, and any other parties in the transaction documents referenced above are accurate.

(e) Our opinions with respect to laws of the State of Missouri do not include any opinion with respect to pension and employee benefit laws and regulations, antitrust and unfair competition laws and regulations, tax laws and regulations, health and safety laws and regulations, labor laws and regulations, securities laws and regulations, or environmental laws, regulations and codes.

(f) We express no opinion herein with respect to the effects of the execution, delivery, and performance of the Indentures, the Debt Guarantees, or the Debt Securities on the rights of third parties.

May 6, 2015 Page 3

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Each Missouri Subsidiary Guarantor is validly existing under the laws of the State of Missouri.

(2) Each Missouri Subsidiary Guarantor has the requisite limited liability company power to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

(3) The Debt Guarantees, upon being duly authorized by all necessary limited liability company action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for limited liability company law purposes by each Missouri Subsidiary Guarantor.

This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein. Unless otherwise stated herein, we have made no independent investigation regarding factual matters. This opinion is based solely on the state of the law as of the date of this opinion, and the factual matters in existence as of such date, and we specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein.

We hereby consent to the reliance on this opinion letter and the opinions provided herein by the law firm Hodgson Russ LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to reference our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Husch Blackwell LLP

[LETTERHEAD OF HUSCH BLACKWELL LLP]

Schedule I

Guarantors

Name of Guarantor	State of Organization
Kennett HMA, LLC	Missouri
Poplar Bluff Regional Medical Center, LLC	Missouri